UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File No.:  0-21017

                                BANK UNITED CORP.
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   (Exact name of registrant as specified in its certificate of incorporation)

         3200 Southwest Freeway, Suite 2600, Houston, Texas 77251-1370
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(Address, including  zip code,  and  telephone  number,  including  area code of registrant's principal executive offices)

                 Class A Common Stock, $0.01 par value per share
               Bank United Corp. Premium Income Equity Securities
                        (including any associated rights)
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            (Title of each class of securities covered by this Form)

                                       N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [x]               Rule 12h-3(b)(1)(i)       [  ]
      Rule 12g-4(a)(1)(ii)      [  ]              Rule 12h-3(b)(1)(ii)      [  ]
      Rule 12g-4(a)(2)(i)       [  ]              Rule 12h-3(b)(2)(i)       [  ]
      Rule 12g-4(a)(2)(ii)      [  ]              Rule 12h-3(b)(2)(ii)      [  ]
                                                  Rule 15d-6                [  ]

        Approximate number of holders of record as of the certification or
notice date:   0
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Bank United Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  February 15, 2001.              WASHINGTON MUTUAL, INC.,
                                        (as successor to Bank United Corp.)

                                        By: /s/ Fay L. Chapman
                                            ------------------------------------
                                        Name:   Fay L. Chapman
                                        Title:  Senior Executive Vice President